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             As filed with the Commission on February 23, 2000



Contact:
 Kathleen Burdett
 John Thompson
 (860) 292-7675


 For Immediate Release

 Dexter Corporation Receives Letter from ISP

WINDSOR LOCKS, CONNECTICUT, January 27, 2000 - Dexter Corporation
(NYSE:DEX) announced today that it had received the following letter from International Specialty Products (NYSE:ISP). Dexter said that it was currently reviewing the letter and would respond in due course.

The text of ISP's letter is as follows:

January 27, 2000

 Mr. K. Grahame Walker
 Chairman and Chief Executive Officer
 Dexter Corporation
 One Elm Street
 Windsor Lock, CT 06096

Dear Grahame:

   In view of ISP's $45 all cash offer and our stated willingness to pay more if additional information justified a higher price, I was disappointed that your Board did not decide to encourage negotiations with a view toward maximizing shareholder value for Dexter shareholders. Its refusal to do so leaves us no choice but to take our proposal directly to our fellow shareholders.

   We are today delivering to your Corporate Secretary a notice of our intention to present a series of resolutions at your April Annual Meeting. The effect of the resolutions is to elect ten of our nominees to the Dexter Board, including eight directors independent of ISP, who are committed to considering and pursuing ISP's offer or a superior proposal. We are also proposing a by-law amendment and a resolution requiring Dexter's Board to remove its "poison pill" in favor of offers for all shares of at least $45 per share in cash. We intend to solicit proxies in favor of these resolutions.

   Your December 23rd letter questioned the seriousness of ISP's intent. First, as you know, ISP currently holds a stake in Dexter which is more than five times that held by Dexter's entire Board. Second, so that there should be no doubt as to our ability to finance the acquisition, Chase Securities Inc. has advised us, confirmed in writing, that they are highly confident in their ability to arrange the credit facilities for this acquisition.

   There are so many inaccuracies and mischaracterizations in your letter that I find it difficult to know where to start. By way of just one example, your heavy reliance upon security analysts to defend your rejection of our proposal is misplaced. For instance, in comparing ISP's offer to Dexter's bid last year for Life Technologies, the Merrill Lynch report contained an error of almost $300 million by ignoring the value of the minority interests. Also, you failed to quote a relevant section of the New Vernon Associates report you cited, which states the following: "there is little or no interplay between the company's [Dexter's] industrial and life sciences businesses," "we do find merit in his [Mr. Heyman's] initiative to separate the company's [Dexter's] disparate assets," and "in our view Dexter's ownership of LTEK is constraining the latter company's ability to recruit and retain key employees." With regard to the last point, it should be made clear that we indeed view the management of Life Technologies as first rate. However, your attempted squeeze-out of the minority shareholders more than a year ago resulted in the elimination of meaningful stock incentives for Life Technologies executives, which ultimately impacts the ability to retain and recruit key personnel.

   As you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer. Parenthetically, it should be noted that Dexter's own shareholders appear to have rejected its business strategy as well, as Dexter's stock price has declined substantially since the company's rejection of our offer and its decision to attempt to acquire
100% of Life Technologies. It is apparent from the timing of Dexter's offer for our Life Technologies shares, coming on the heels of ISP's $45 per share offer for Dexter, upon which many of Dexter's shareholders have relied, that Dexter is seeking to divert ISP from a course of action designed to maximize shareholder values for all Dexter shareholders. In this connection, we believe that Dexter's attempt to deter us by providing benefits to ISP not available to other shareholders is simply inappropriate.

   Grahame, I just do not think it would be productive at this time to respond to your mischaracterizations and attempts to impugn our motives - which by the way I do not appreciate. The real issue here, however, is the maximization of shareholder value for all Dexter shareholders, and I believe that shareholders will more likely benefit from a dialogue along this line. In fact, I would be willing to appear with you before any group of Dexter shareholders to discuss the merits of Dexter's proposed course of action vs. ISP's offer.

All the best.

Sincerely,

/s/ Samuel J. Heyman

Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

                    Special Materials for Special Effects

                                    * * *


   Information regarding persons who may be considered "participants" in the solicitation of proxies from Dexter shareholders can be found in a
Schedule 14A filed with the Securities and Exchange Commission on February 23, 2000. Investors and security holders are advised to read the proxy statement that will be filed by Dexter relating to Dexter's 2000 annual meeting referred to in the foregoing information, when it becomes available, because it will contain important information. Security holders may obtain a free copy of the proxy statement (when available) and the
Schedule 14A containing the participant information referred to above and other documents filed by Dexter with the Commission at the Commission's web site at www.sec.gov. The proxy statement, the Schedule 14A containing the participant information and such other documents may also be obtained for free from Dexter Corporation by directing such request to: Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention:
Investor Relations, (860) 292-7675.